Exhibit 99.1

Seattle Genetics Reports Third Quarter 2011 Financial Results

- ADCETRIS™ Approved by FDA on August 19, 2011-

-$10 million in ADCETRIS Net Product Sales Drives Third Quarter Revenue Growth-

-Broad Clinical Program Ongoing to Evaluate ADCETRIS in CD30-Positive Malignancies-

-Conference call today at 4:30 p.m. ET-

Bothell, WA — November 3, 2011 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the third quarter and nine months ended September 30, 2011. The company also highlighted the ADCETRIS (brentuximab vedotin) product launch, recent product development activities and upcoming milestones.

“The approval of ADCETRIS during the third quarter marked a transformative milestone for Seattle Genetics and our goal of bringing innovative new drugs to cancer patients in need,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We believe that the strong first partial quarter of ADCETRIS sales reflects our commercial preparedness, effective launch execution and the unmet medical need of patients in the approved indications. We are continuing to expand awareness of ADCETRIS among oncologists, and are working with physicians and patients to facilitate the reimbursement process through our SeaGen Secure™ patient assistance program. In parallel, we are focused on maximizing the potential of ADCETRIS through a broad clinical development program evaluating ADCETRIS in earlier lines of Hodgkin lymphoma and systemic ALCL and in other CD30-positive malignancies. In addition, we and our collaborators are advancing a robust pipeline of clinical and preclinical ADC programs.”

Recent Highlights and Upcoming Milestones

ADCETRIS™ (brentuximab vedotin)

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Received accelerated approval from the U.S. Food and Drug Administration (FDA) for two indications: (1) the treatment of patients with Hodgkin lymphoma after failure of autologous stem cell transplant (ASCT) or after failure of at least two prior multi-agent chemotherapy regimens in patients who are not ASCT candidates, and (2) the treatment of patients with systemic anaplastic large cell lymphoma (ALCL) after failure of at least one prior multi-agent chemotherapy regimen. The indications for ADCETRIS are based on response rate. There are no data available demonstrating improvement in patient-reported outcomes or survival with ADCETRIS.

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Initiated a phase II clinical trial in relapsed or refractory CD30-positive non-Hodgkin lymphomas, including peripheral T-cell lymphoma, diffuse large b-cell lymphoma and other less common lymphoma subtypes

•	Initiated a phase II clinical trial in patients with CD30-positive non-lymphoma malignancies, including multiple myeloma, leukemia and solid tumors

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Reported data from a retrospective analysis of nine pediatric patients (12 - 17 yrs) with relapsed or refractory Hodgkin lymphoma or systemic anaplastic large cell lymphoma enrolled across four clinical trials of ADCETRIS (two phase I and two phase II); six of nine patients achieved a complete remission and the remaining three patients achieved stable disease; ADCETRIS was associated with generally manageable adverse events; the most common were nausea (n=6), peripheral neuropathy (n=6), fatigue (n=5), cough (n=4), mouth and throat pain (n=4), and fever (n=4); the data were reported at the 2011 European Multidisciplinary Cancer Congress

•	Several abstracts accepted for presentation at the American Society of Hematology (ASH) Annual Meeting in December 2011

•	Plan to initiate a phase III clinical trial in cutaneous T-cell lymphoma

•	Preparing to submit an application during the first half of 2012 to Canadian Health authorities for approval of ADCETRIS in relapsed Hodgkin lymphoma or systemic ALCL

SGN-75

•	Continued enrolling patients to further elucidate the safety and antitumor activity of SGN-75 in non-Hodgkin lymphoma and renal cell carcinoma

ASG-5ME and ASG-22ME (co-development programs with Agensys, an affiliate of Astellas)

•	Continued patient enrollment in phase I clinical trials of ASG-5ME for pancreatic and prostate cancer and in a phase I clinical trial of ASG-22ME for solid tumors

Antibody-Drug Conjugate (ADC) Collaborations

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Formed a strategic collaboration with Oxford BioTherapeutics (OBT) to jointly discover novel ADCs for cancer. Under the collaboration, OBT generates panels of monoclonal antibodies against novel tumor-specific antigens that are screened for activity using Seattle Genetics’ ADC technology. Each company has alternating options to select resulting ADCs for further development and commercialization.

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Achieved a milestone under ADC collaboration with Genentech triggered by Genentech’s submission of an investigational new drug application to the FDA for an ADC utilizing Seattle Genetics’ technology for the treatment of cancer; Genentech has eight ADCs currently in clinical development utilizing Seattle Genetics’ technology.

Third Quarter and Year-to-Date 2011 Financial Results

Revenues in the third quarter of 2011 were $20.7 million, compared to $16.0 million in the third quarter of 2010. Third quarter 2011 revenues include ADCETRIS net product sales of $10.0 million. For the first nine months of 2011, revenues were $45.9 million, compared to $99.3 million in the first nine months of 2010. Revenues for the nine months ended September 30, 2010 included approximately $70 million earned under the dacetuzumab collaboration with Genentech that ended in June 2010.

Total costs and expenses for the third quarter of 2011 were $61.6 million, compared to $51.3 million for the third quarter of 2010. For the first nine months of 2011, total cost and expenses were $171.6 million, compared to $132.6 million in the first nine months of 2010. The planned increases in 2011 costs and expenses were primarily driven by higher sales and marketing expenses and pre-approval manufacturing activities related to the launch of ADCETRIS. In addition, expenses were driven by clinical development activities to evaluate additional applications of ADCETRIS and to advance the company’s ADC pipeline programs. Under the ADCETRIS collaboration with Millennium, development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Millennium on a 50:50 basis. Reimbursement payments received from Millennium are recognized as revenue over the development period of the collaboration along with other development payments received, including the upfront payment and milestone payments. Non-cash, share-based compensation expense for the first nine months of 2011 was $14.0 million, compared to $10.1 million for the first nine months of 2010.

Net loss for the third quarter of 2011 was $40.7 million, or $0.35 per share, compared to a net loss of $34.9 million, or $0.34 per share, for the third quarter of 2010. For the nine months ended September 30, 2011, net loss was $124.9 million, or $1.11 per share, compared to net loss of $31.7 million, or $0.31 per share, for the same period in 2010.

As of September 30, 2011, Seattle Genetics had $374.5 million in cash and investments, compared to $294.8 million as of December 31, 2010. The increase in cash and investments reflects net proceeds of approximately $168 million from the company’s public offering of common stock in February 2011 and collaboration payments during 2011 totaling approximately $58.8 million.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling (877) 941-6010 (domestic) or (480) 629-9772 (international). The access code is 4480558. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4480558. The telephone replay will be available until 4:00 p.m. PT on Monday, November 7, 2011.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer. ADCETRIS™, was approved by the FDA on August 19, 2011 for two indications. ADCETRIS is being developed in collaboration with Millennium: The Takeda Oncology Company. In addition, Seattle Genetics has three other clinical-stage ADC programs: SGN-75, ASG-5ME and ASG-22ME. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Abbott, Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, Millennium, Pfizer and Progenics, as well as ADC co-development agreements with Agensys, an affiliate of Astellas, and Genmab. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, data availability from ongoing clinical trials and expectations for submitting additional regulatory applications for approval. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the safety and/or efficacy results of our clinical trials of ADCETRIS affect the commercial potential or ability to initiate future clinical trials of ADCETRIS. We may also be delayed in our planned trial initiations and regulatory submissions for reasons outside of our control. We may also fail to achieve milestones under our collaborations and experience unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-Q for the quarter ended June 30, 2011 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Safety Information

Warnings and Precautions:

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Peripheral neuropathy: ADCETRIS treatment causes a peripheral neuropathy that is predominantly sensory. Cases of peripheral motor neuropathy have also been reported. ADCETRIS-induced peripheral neuropathy is cumulative. Treating physicians should monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paraesthesia, discomfort, a burning sensation, neuropathic pain or weakness and institute dose modifications accordingly.

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Infusion reactions: Infusion-related reactions, including anaphylaxis, have occurred with ADCETRIS. Monitor patients during infusion. If an infusion reaction occurs, the infusion should be interrupted and appropriate medical management instituted. If anaphylaxis occurs, the infusion should be immediately and permanently discontinued and appropriate medical management instituted.

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Neutropenia: Monitor complete blood counts prior to each dose of ADCETRIS and consider more frequent monitoring for patients with Grade 3 or 4 neutropenia. If Grade 3 or 4 neutropenia develops, manage by dose delays, reductions or discontinuation. Prolonged (≥1 week) severe neutropenia can occur with ADCETRIS.

•	Tumor lysis syndrome: Patients with rapidly proliferating tumor and high tumor burden are at risk of tumor lysis syndrome and these patients should be monitored closely and appropriate measures taken.

•	Stevens-Johnson syndrome: Stevens-Johnson syndrome has been reported with ADCETRIS. If Stevens-Johnson syndrome occurs, discontinue ADCETRIS and administer appropriate medical therapy.

•	Progressive multifocal leukoencephalopathy (PML): A fatal case of PML has been reported in a patient who received four chemotherapy regimens prior to receiving ADCETRIS.

•	Use in pregnancy: Fetal harm can occur. Pregnant women should be advised of the potential hazard to the fetus.

Adverse Reactions:

ADCETRIS was studied as monotherapy in 160 patients in two phase 2 trials. Across both trials, the most common adverse reactions (≥20%), regardless of causality, were neutropenia, peripheral sensory neuropathy, fatigue, nausea, anemia, upper respiratory tract infection, diarrhea, pyrexia, rash, thrombocytopenia, cough and vomiting.

Drug Interactions:

Patients who are receiving strong CYP3A4 inhibitors concomitantly with ADCETRIS should be closely monitored for adverse reactions.

For additional important safety information, please see the full prescribing information for ADCETRIS at www.seattlegenetics.com or www.ADCETRIS.com.

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Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2011	December 31, 2010
Assets
Cash, cash equivalents, short and long term investments	$374,488	$294,840
Other assets	46,002	35,096

Total assets	$420,490	$329,936

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$38,287	$25,783
Deferred revenue and long-term liabilities	150,959	142,635
Stockholders’ equity	231,244	161,518

Total liabilities and stockholders’ equity	$420,490	$329,936

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues
Net product sales	$10,047	$—	$10,047	$—
Collaboration and license agreement revenues	10,619	15,991	35,844	99,324

Total revenues	20,666	15,991	45,891	99,324

Costs and expenses
Cost of sales	724	—	724	—
Research and development	41,080	44,287	123,157	113,890
Selling, general and administrative	19,795	7,038	47,705	18,736

Total costs and expenses	61,599	51,325	171,586	132,626

Loss from operations	(40,933)	(35,334)	(125,695)	(33,302)
Investment income, net	248	478	830	1,583

Net loss	$(40,685)	$(34,856)	$(124,865)	$(31,719)

Basic and diluted net loss per share	$(0.35)	$(0.34)	$(1.11)	$(0.31)

Weighted-average shares used in computing basic and diluted net loss per share	114,727	101,221	112,435	100,922